NORTHWESTERN CORPORATION
KEY EMPLOYEE SEVERANCE PLAN
_______________________________
Effective October 19, 2016
Amended and Restated Effective as of April 25, 2024
_______________________________

TABLE OF CONTENTS

Page

Article 1    DEFINITIONS    1
Article 2    SEVERANCE PLAN PROVISIONS    5
2.1    Eligibility for Severance Benefits    5
2.2.    Severance Benefits     5
Article 3    ADDITIONAL PROVISIONS    10
3.1    Ineligibility for Severance Benefits    10
3.2    Re‑employment    10
3.3    Taxes    10
3.4    Relation to Other Plans    10
3.5    Amendment or Termination    10
3.6    Policy for the Recovery of Erroneously Awarded Compensation    11
3.7    Certain Tax Matters    11
3.8    Section 409A    11
ARTICLE 4    SUPERIOR PLAN PROVISIONS    12
4.1    Surviving Plan    12
ARTICLE 5    ADMINISTRATIVE PROVISIONS    12
5.1    General    12
5.2    Costs and Indemnification    13
5.3    Limitation on Employee Rights    13
5.4    Governing Law    13
5.5    Miscellaneous    13
5.6    ERISA Rights    14
5.7    Claims Procedures    15

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NORTHWESTERN CORPORATION
KEY EMPLOYEE SEVERANCE PLAN
(Amended and Restated Effective as of April 25, 2024)
NorthWestern Corporation, a Delaware corporation, originally adopted the NorthWestern Corporation Key Employee Severance Plan (the “Plan”) effective as of October 19, 2016 (“Effective Date”), for the benefit of key employees of the Company. The severance provisions of this Plan are an “employee welfare benefit plan” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and are not intended to be a “pension plan” as defined in Section 3(2)(A) of ERISA, and shall be administered so as not to be an ERISA pension plan. The Plan is amended and restated in its entirety as set forth herein, effective as of April 25, 2024 (the “Restatement Date”).
ARTICLE 1

DEFINITIONS
Whenever the following terms are used in the Plan with the first letter capitalized, they shall have the meaning specified below unless the context clearly indicates to the contrary.
1.1    “Administrator” shall mean NorthWestern Corporation or certain officer or officers of the Company as designated by the Parent Board.
1.2    “Annual Incentive Bonus” shall mean, with respect to an Eligible Employee, the target incentive level (which assumes achievement of 100% of target for each performance measure) for the Eligible Employee under the Company’s annual incentive plan in effect on the date of termination of employment.
1.3    “Cause” under the provisions of this Plan shall mean any of the following:
1.3.1    Fraud, misappropriation of corporate property or funds, or embezzlement;
1.3.2    Malfeasance in office, misfeasance in office which is willful or grossly negligent, or nonfeasance in office which is willful or grossly negligent;
1.3.3    Failure to comply with the Company’s Code of Conduct and Ethics;
1.3.4    Illegal conduct, gross misconduct or dishonesty, in each case which is willful and results (or is reasonably likely to result) in substantial damage to the company; or
1.3.5    Willful and continued failure by the employee to perform substantially his/her duties with the Company (other than any such failure resulting from his/her incapacity due to physical or mental illness) after receiving written demand for substantial performance from his/her immediate supervisor and after having been provided a reasonable period to correct the same. The written demand will specifically identify the manner in which such immediate supervisor believes the employee has not substantially performed his/her duties.
1.4    “CEO” means chief executive officer.
1.5     “Change in Control” means the happening of any of the following events:
1.5.1    An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (a) the then outstanding shares of common stock of Parent (the “Outstanding Parent Common Stock”) or (b) the combined voting power of the then outstanding voting securities of Parent entitled to vote generally in the election of directors (the “Outstanding Parent Voting Securities”); excluding, however, the following: (i) any acquisition directly from Parent, (ii) any acquisition by Parent, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Parent or any corporation or other Person controlled by Parent or (iv) any acquisition by any corporation or other Person pursuant to a transaction which complies with clauses (a), (b) and (c) of Section 1.4.3, provided, however, that it shall not be deemed a Change in Control if the Person acquires beneficial ownership of 35% or more of the Outstanding Parent Common Stock or Outstanding Parent Voting Securities solely as a result of an acquisition by Parent of shares of Parent common stock, until such time thereafter as such Person shall become the beneficial owner (other than by means of a stock dividend or stock split) of any additional shares of Parent common stock; or
1.5.2    A change in the composition of the Parent Board such that the individuals who, as of the Restatement Date, constitute the Parent Board (the “Incumbent Parent Board”) cease for any reason to constitute at least a majority of the Parent Board; provided, however, for purposes of this Section 1.4.2, that any individual who becomes a member of the Parent Board subsequent to the Restatement Date, whose election, or nomination for election by Parent’s shareholders, was approved by a vote of at least a majority of those individuals then comprising the Incumbent Parent Board shall be considered as though such individual were a member of the Incumbent Parent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Parent Board shall not be so considered as a member of the Incumbent Parent Board; or
1.5.3    Consummation of a reorganization, merger, share exchange or consolidation or sale or other disposition of all or substantially all of the assets of Parent (a “Business Combination”), excluding, however, such a Business Combination pursuant to which (a) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock or equity interests and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other controlling persons as the case may be, of the corporation or other Person resulting from such Business Combination (including, without limitation, a corporation or other Person which as a result of such transaction owns Parent or all or substantially all of Parent’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities, as the case may be, (b) no Person (other than the corporation or other Person resulting from such Business Combination or any employee benefit plan (or related trust) of Parent or such corporation or other Person resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the outstanding shares of common stock or equity interests of the corporation or other Person resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed with respect to Parent prior to the Business Combination and (c) at least a majority of the members of the board of directors or other governing body of the corporation or other Person resulting from such Business Combination were members of the Incumbent Parent Board at the time of the execution of the initial agreement, or the action of the Parent Board, providing for such Business Combination; or
1.5.4    The approval by the shareholders of Parent of a complete liquidation or dissolution of Parent.
1.6    “CIC Protection Period” shall mean the twenty-four (24) month period beginning on the date of a Change in Control.
1.7    “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.8    “Company” shall mean NorthWestern Corporation and all of its affiliates, and any entity, which is a successor in interest to the Company.
1.9    “Disability” shall mean that an Eligible Employee is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Eligible Employee’s employer.
1.10    “Eligible Employee” shall mean an Eligible Executive or an Eligible Officer.
1.11    “Eligible Executive” shall mean any individual who is an officer of the Company and/or Parent for the purpose of Section 16 of the Securities Exchange Act of 1934, and who is not otherwise ineligible to receive Severance Benefits based on a provision in an employment agreement with the Company or under Section 3.1 of this Plan.
1.12    “Eligible Officer” shall mean any individual who has been appointed by the Parent Board or the Company’s Board of Directors as an “Officer” of the Company, but who is not an Eligible Executive, and who is not otherwise ineligible to receive Severance Benefits based on a provision in an employment agreement with the Company or under Section 3.1 of this Plan.
1.13    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, together with regulations thereunder.
1.14    “Good Reason” shall mean any of the following circumstances existing during the CIC Protection Period: (a) a material reduction in the Eligible Employee’s job responsibilities, provided that neither a mere change in title alone nor reassignment to a substantially similar position shall constitute a material reduction in job responsibilities; (b) an involuntary relocation of the Eligible Employee’s work site to a facility or location more than 50 miles from the Eligible Employee’s principal work site at the time of the Change in Control; or (c) a material reduction in the Eligible Employee’s total compensation other than as part of an reduction by the same percentage amount in the compensation of all other similarly-situated employees. An Eligible Employee’s voluntary termination of employment shall be considered to be for “Good Reason” only if (x) the Eligible Employee provides the Company written notice of the existence of the circumstances asserted to constitute Good Reason within 10 days of the existence of such circumstances, (y) the Company fails to cure the existence of such circumstances within 30 days of the Company's receipt of such notice, and (z) the Eligible Employee terminates employment during the CIC Protection Period and within 60 days following the occurrence of such circumstances.

1.15    “Parent” shall mean NorthWestern Energy Group, Inc., and any entity which is a successor in interest to Parent.
1.16    “Parent Board” shall mean the Board of Directors of Parent. The Board may delegate its power or duty over this Plan to any other person or persons, including a committee or sub-committee of the Parent Board.
1.17    “Plan” shall mean this NorthWestern Corporation Key Employee Severance Plan.
1.18    “Qualifying Termination” shall mean (a) the termination of the employment of the Eligible Employee by the Company or a Successor Employer without Cause (whether such termination occurs during or outside of the CIC Protection Period), or (b) solely if such termination of employment occurs during the CIC Protection Period, the termination of the Eligible Employee’s employment by the Eligible Employee for Good Reason.
1.19    “Retirement” shall mean the same definition provided under the Company sponsored pension /retirement plan in which each Eligible Employee participates.
1.20    “Severance Benefits” shall mean those benefits provided to an Eligible Employee pursuant to the applicable provision of Section 2.2 of the Plan.
1.21    “Successor Employer” shall mean an employer that either (a) acquires assets, stock or operations from the Company, either directly or indirectly, and continues the existing operation in whole or in part, or (b) continues any portion of an operation of the Company immediately following the termination of such operation by the Company.
ARTICLE 2

SEVERANCE PLAN PROVISIONS
2.1    Eligibility for Severance Benefits
An Eligible Employee shall be eligible to receive Severance Benefits pursuant to the applicable provision of Section 2.2 if (i) the Eligible Employee has a Qualifying Termination, and (ii) the Eligible Employee timely executes and does not revoke the form of severance and release agreement provided to the Eligible Employee by the Company upon the Qualifying Termination.
2.2    Severance Benefits
If an Eligible Employee is eligible to receive Severance Benefits pursuant to Section 2.1 of this Plan, the Company shall pay to such Eligible Employee the following Severance Benefits:
2.2.1    Eligible Executive Severance Benefits. If such Eligible Employee is an Eligible Executive, then:

(a)    If the Qualifying Termination occurs during the CIC Protection Period, the Eligible Executive shall receive:
(i)    a lump sum cash severance payment in an amount equal to two and one-half (2.5) times the sum of the Eligible Executive’s (A) annual base pay in effect on the date of the Qualifying Termination, and (B) Annual Incentive Bonus (in each case determined without regard to any reduction in annual base pay or Annual Incentive Bonus that constitutes Good Reason). The Company may pay such lump sum cash severance payment within the Company’s next payroll cycle following the date of the Qualifying Termination, but must make the payment no later than 60 days from the date of the Qualifying Termination;
(ii)    a lump sum annual incentive payment in an amount equal to the Eligible Executive’s cash payment under the Company’s annual incentive plan in effect on the date of the Qualifying Termination (A) calculated in accordance with the terms of the annual incentive plan through the last month in the Company’s fiscal year that was completed prior to the Eligible Executive’s Qualifying Termination (and determined without regard to any reduction in the Eligible Executive’s annual incentive plan opportunity that constitutes Good Reason), and (B) prorated by the number of months in the Company’s fiscal year that have been completed, excluding the month in which the Eligible Executive’s Qualifying Termination occurs. If the Company is unable to calculate any performance measure from such annual incentive plan, the Company shall deem such performance measure to have been achieved at 100% of target for purposes of determining the lump sum annual incentive payment. The Company may pay such lump sum annual incentive payment within the Company’s next payroll cycle following the date of the Qualifying Termination, but must make the payment no later than 60 days from the date of the Qualifying Termination;
(iii)    reimbursement of any premiums paid by an Eligible Executive for COBRA coverage for 24 months following such Eligible Executive’s Qualifying Termination. Notwithstanding the foregoing, an Eligible Executive shall no longer be entitled to reimbursement of COBRA premiums under this Section 2.2.1(a) if such Eligible Executive becomes eligible for medical coverage under another employer’s group medical plans; and
(iv)    outplacement services provided by a Company selected provider limited to $20,000 over a period not to exceed 12 months following the date of the Qualifying Termination.
(b)    If the Qualifying Termination occurs outside of the CIC Protection Period, the Eligible Executive shall receive:
(i)    a lump sum cash severance payment in an amount equal to (A) two (2) times the Eligible Executive’s annual base pay in effect on the date of the Qualifying Termination if such Eligible Executive is the CEO of the Company or the CEO of the Parent or (B) one and one-half (1.5) times the Eligible Executive’s annual base pay in effect on the date of the Qualifying Termination if such Eligible Executive is not the CEO of the Company or the CEO of the Parent. The Company may pay such lump sum cash severance payment within the Company’s next payroll cycle following the date of the Qualifying Termination, but must make the payment no later than 30 days from the date of the Qualifying Termination;
(ii)    a lump sum annual incentive payment in an amount equal to the Eligible Executive’s cash payment under the Company’s annual incentive plan in effect on the date of the Qualifying Termination (A) calculated in accordance with the terms of the annual incentive plan through the last month in the Company’s fiscal year that was completed prior to the Eligible Executive’s Qualifying Termination, and (B) prorated by the number of months in the Company’s fiscal year that have been completed, excluding the month in which the Qualifying Termination occurs. If the Company is unable to calculate any performance measure from such annual incentive plan, the Company shall deem such performance measure to have been achieved at 100% of target for purposes of determining the lump sum annual incentive payment. The Company may pay such lump sum annual incentive payment within the Company’s next payroll cycle following the date of the Qualifying Termination, but must make the payment no later than 30 days from the date of the Qualifying Termination;

(iii)    reimbursement of any premiums paid by an Eligible Executive for COBRA coverage for 24 months following such Eligible Executive’s Qualifying Termination. Notwithstanding the foregoing, an Eligible Executive shall no longer be entitled to reimbursement of COBRA premiums under this Section 2.2.1(b) if such Eligible Executive becomes eligible for medical coverage under another employer’s group medical plans; and
(iv)    outplacement services provided by a Company selected provider limited to $20,000 over a period not to exceed 12 months following the date of the Qualifying Termination.
2.2.2    Eligible Officer Severance Benefits. If such Eligible Employee is an Eligible Officer, then:
(a)    If the Qualifying Termination occurs during the CIC Protection Period, the Eligible Officer shall receive:
(i)    a lump sum cash severance payment in an amount equal to two and one-half (2.5) times the sum of the Eligible Officer’s (A) annual base pay in effect on the date of the Qualifying Termination, and (b) Annual Incentive Bonus (in each case determined without regard to any reduction in annual base pay or Annual Incentive Bonus that constitutes Good Reason). Such lump sum cash severance payment may be paid within the Company’s next payroll cycle following the date of the Qualifying Termination, but in no event later than 60 days from the date of the Qualifying Termination;
(ii)    a lump sum annual incentive payment in an amount equal to the Eligible Officer’s cash payment under the Company’s annual incentive plan in effect on the date of the Qualifying Termination (A) calculated in accordance with the terms of the annual incentive plan through the last month in the Company’s fiscal year that was completed prior to the Eligible Officer’s Qualifying Termination (and determined without regard to any reduction in the Eligible Officer’s annual incentive plan opportunity that constitutes Good Reason), and (B) prorated by the number of months in the Company’s fiscal year that have been completed, excluding the month in which the Eligible Officer’s Qualifying Termination occurs. If the Company is unable to calculate any performance measure from such annual incentive plan, the Company shall deem such performance measure to have been achieved at 100% of target for purposes of determining the lump sum annual incentive payment. The Company may pay such lump sum annual incentive payment within the Company’s next payroll cycle following the date of the Qualifying Termination, but must make the payment no later than 60 days from the date of the Qualifying Termination;
(iii)    reimbursement of any premiums paid by an Eligible Officer for COBRA coverage for 24 months following such Eligible Officer’s Qualifying Termination. Notwithstanding the foregoing, an Eligible Officer shall no longer be entitled to reimbursement of COBRA premiums under this Section 2.2.2(a) if such Eligible Officer becomes eligible for medical coverage under another employer’s group medical plans; and
(iv)    outplacement services provided by a Company selected provider limited to $20,000 over a period not to exceed 12 months following the date of the Qualifying Termination.
(b)    If the Qualifying Termination occurs outside of the CIC Protection Period, the Eligible Officer shall receive:
(i)    a lump sum cash severance payment in an amount equal to the Eligible Officer’s annual base pay in effect on the date of the Qualifying Termination. Such lump sum cash severance payment may be paid within the Company’s next payroll cycle following the date of the Qualifying Termination, but in no event later than 60 days from the date of the Qualifying Termination;
(ii)    a lump sum annual incentive payment in an amount equal to the Eligible Officer’s cash payment under the Company’s annual incentive plan in effect on the date of the Qualifying Termination (A) calculated in accordance with the terms of the annual incentive plan through the last month in the Company’s fiscal year that was completed prior to the Eligible Officer’s Qualifying Termination, and (B) prorated by the number of months in the Company’s fiscal year that have been completed, excluding the month in which the Eligible Officer’s Qualifying Termination occurs. If the Company is unable to calculate any performance measure from such annual incentive plan, the Company shall deem such performance measure to have been achieved at 100% of target for purposes of determining the lump sum annual incentive payment. The Company may pay such lump sum annual incentive payment within the Company’s next payroll cycle following the date of the Qualifying Termination, but must make the payment no later than 60 days from the date of the Qualifying Termination;
(iii)    reimbursement of any premiums paid by an Eligible Officer for COBRA coverage for 12 months following such Eligible Officer’s Qualifying Termination. Notwithstanding the foregoing, an Eligible Officer shall no longer be entitled to reimbursement of COBRA premiums under this Section 2.2.2(b) if such Eligible Officer becomes eligible for medical coverage under another employer’s group medical plans; and
(iv)    outplacement services provided by a Company selected provider limited to $20,000 over a period not to exceed 12 months following the date of the Qualifying Termination.
ARTICLE 3

ADDITIONAL PROVISIONS
3.1    Ineligibility for Severance Benefits.
An Eligible Employee whose employment terminates voluntarily (other than an Eligible Employee’s termination of his or her employment for Good Reason during the CIC Protection Period), or due to Cause, Retirement, death or Disability, shall not be eligible for Severance Benefits.
3.2    Re-employment
If an Eligible Employee is re-employed by the Company or a Successor Employer while Severance Benefits are being paid to the Eligible Employee under the Plan, all such Severance Benefits will cease, except as otherwise agreed by the Company or the Successor Employer, as the case may be.
3.3    Taxes
Taxes will be withheld from Severance Benefits to the extent required by law.

3.4    Relation to Other Plans
This Plan is in lieu of any prior severance plans, policies or programs that might apply to an Eligible Employee. Severance Benefits under this Plan will be counted as “compensation” for purposes of determining benefits under any other supplemental pension plan or similar arrangement.
3.5    Amendment or Termination
This Plan may be amended, revised, changed, terminated or cancelled at any time to eliminate, decrease or increase the Severance Benefits payable to Eligible Employees. The Company has complete and absolute discretion to terminate, amend, modify or enhance the Plan at any time as it deems appropriate. Nothing in this Plan precludes an Eligible Employee from waiving his/her rights and/or entitlements to any benefits under this Plan in exchange for alternative severance benefits payable by the Company under a separate agreement.
3.6    Policy for the Recovery of Erroneously Awarded Compensation
Notwithstanding any provisions of this Plan to the contrary, Severance Benefits under the Plan shall be subject to forfeiture or recoupment to the extent provided under Parent’s Policy for the Recovery of Erroneously Awarded Compensation, as the same may be amended and/or restated from time to time.
3.7    Certain Tax Matters
In the event it shall be determined that any payments or distributions by the Company, Parent or any affiliate to or for the benefit of a an Eligible Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (“Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Eligible Employee’s Total Payments shall be reduced to the maximum amount that could be paid to the Eligible Employee without giving rise to the Excise Tax (the “Safe Harbor Amount”), if the net after-tax benefit to the Eligible Employee after reducing the Eligible Employee’s Total Payments to the Safe Harbor Amount is greater than the net after-tax (including the Excise Tax) benefit to the Eligible Employee without such reduction. Any reduction pursuant to this Section 3.7 of an Eligible Employee’s Total Payments, if applicable, shall be made by reducing first the cash Severance Benefits made pursuant to Section 2.2 of this Plan, then any other Severance Benefits provided pursuant to Section 2.2 of this Plan, and then to any other payment or benefit that triggers such Excise Tax in the following order: (a) reduction of cash payments, (b) cancellation of accelerated vesting of performance-based equity awards (based on the reverse order of the date of grant), (c) cancellation of accelerated vesting of time-based equity awards (based on the reverse order of the date of grant), and (d) reduction of any other benefits or payments due to the Eligible Employee (with benefits or payments in any group having different payment terms being reduced on a pro-rata basis). All determinations that are required to be made under this Section 3.7, including determinations as to whether the Total Payments to Participant shall be reduced to the Safe Harbor Amount, the amount of any such reduction, and the assumptions to be utilized in arriving at such determinations, shall be made at the Company’s expense by the Company’s then current independent auditors, or such other nationally recognized accounting or valuation firm selected by the Company.

3.8    Section 409A
The Company intends that the Plan and any Severance Benefits provided hereunder will be exempt from, or will comply with, any applicable requirements of Section 409A of the Code and the applicable guidance issued by the Department of the Treasury (“Section 409A”), and the Plan will be interpreted and administered in accordance with such intent. In furtherance of such intent, and in each case solely to the extent necessary to comply with Section 409A: (a) a Qualifying Termination, shall be interpreted to mean a “separation from service” (within the meaning of Section 409A) that constitutes a Qualifying Termination; (b) notwithstanding any provision of the Plan to the contrary, no payment subject to Section 409A that is payable under the Plan on account of the “separation from service” (within the meaning of Section 409A) of an Eligible Employee who is a “specified employee” (within the meaning of Section 409A) shall be payable during the first six months following the Eligible Employee’s separation from service, and any such payments subject to Section 409A instead will be accumulated and paid on the first day of the seventh month following the Eligible Employee’s separation from service; and (c) if the 60-day period following a Qualifying Termination in which payment of Severance Benefits may be made begins in one calendar year and ends in the next calendar year, such Severance Benefits shall be payable in the later of those two calendar years. Although the Company intends to administer the Plan so that the Plan and any Severance Benefits provided hereunder will be exempt from, or will comply with, the requirements of Section 409A, the Company does not warrant that any Severance Benefits provided under the Plan will qualify for favorable tax treatment under Section 409A or any other provision of federal, state, local, or foreign tax law.
ARTICLE 4

SUPERIOR PLAN PROVISIONS
4.1    Surviving Plan
This Plan shall control the terms and amounts of Severance Benefits payable to Eligible Employees regardless of any severance benefits policies, plans or programs of the Company established prior to the adoption of this Plan. Accordingly, this Plan in its entirety shall supersede all Company adopted policies, plans or programs of the Company that provide severance or change of control benefits to Eligible Employees. This Plan shall be binding upon any successor organization of the Company and shall inure to the benefit of the Eligible Employees. Notwithstanding the foregoing, nothing in this Plan precludes an Eligible Employee from waiving his/her rights and/or entitlements to any benefits under this Plan in exchange for alternative severance benefits payable by the Company under a separate agreement.

ARTICLE 5

ADMINISTRATIVE PROVISIONS
5.1    General
5.1.1    Discretion. The Administrator is responsible for the general administration and management of the Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the Plan and to determine all questions relating to eligibility for benefits. The Administrator shall have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms as it deems appropriate in its sole discretion. The validity of any such interpretation, construction, decision or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.
5.1.2    Finality of Determinations. All actions taken and all determinations made in good faith by the Administrator will be final and binding on all persons claiming any interest in or under the Plan. To the extent the Administrator has been granted discretionary authority under the Plan, the Administrator’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.
5.1.3    Drafting Errors. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Administrator in its sole discretion, the provision shall be considered ambiguous and shall be interpreted by the Administrator in a fashion consistent with the evidenced intent.
5.2    Costs and Indemnification
All costs of administering the Plan and providing Plan benefits will be paid by the Company. To the extent permitted by applicable law and in addition to any other indemnities or insurance provided by the Company, the Company shall indemnify and hold harmless its (and its affiliates) current and former officers, directors, and employees against all expenses, liabilities and claims (including legal fees incurred to defend against such liabilities and claims) arising out of their discharge in good faith of their administrative and fiduciary responsibilities with respect to the Plan. Expenses and liabilities arising out of willful misconduct will not be covered under this indemnity.
5.3    Limitation on Employee Rights
This Plan shall not give any employee the right to be retained in the service of the Company or interfere with or restrict the right of the Company to discharge or retire the employee. This Plan shall not constitute a contract of employment of any kind.

5.4    Governing Law
This Plan is a welfare benefit plan subject to ERISA, and it shall be interpreted, administered, and enforced in accordance with that law. To the extent that state law is applicable, the statutes and common law of the State of Delaware (excluding any that mandate the use of another jurisdiction’s laws) shall apply.
5.5    Miscellaneous
Where the context so indicates, the singular will include the plural and vice versa. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan. Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted or executed counterpart.
5.6    ERISA Rights
The following information required by ERISA is furnished by the Administrator.
5.6.1    General Plan Information.

Name of Plan:	NorthWestern Corporation Key Employee Severance Plan
Plan Administrator’s Name: Address and Phone Number:	NorthWestern Corporation 3010 West 69th Street Sioux Falls, South Dakota 57104 Telephone: 605-978-2900
Employer Identification Number assigned by IRS:	46-0172280
Plan Number of the Plan:	540
Type of Plan:	Severance Pay Plan
Type of Administration:	Employer Administration
Name and Address of Registered Agent for Service of Legal Process:	Plan Administrator
Source of Contribution to the Plan:	General assets of NorthWestern Corporation
Funding Medium:	General assets of NorthWestern Corporation
Plan Fiscal Year Ends On:	December 31

5.6.2    Plan Modification, Amendment, and Termination. The Administrator has the right to amend or terminate the Plan only in accordance with Section 3.5 and 5.7.5.

5.6.3    Your Rights under ERISA. As an Eligible Employee in the Plan, you are entitled to certain rights and protections under ERISA. Your rights include the following:
(a)    Right to Examine Plan Documents. You have the right to examine all plan documents. The Administrator will tell you where the plan documents are available for examination. There will be no charge for examining plan documents.
(b)    Right to Obtain Copies of Plan Documents. You have the right to obtain copies of all plan documents. You should make your request in writing to the Administrator. There may be a reasonable charge for the copies.
(c)    Right to Written Explanation of Denial. If your claim for benefits under the plan is denied in whole or in part, you must be given a written explanation of the reason for denial.
(d)    Right to Review. You have the right to request a review and reconsideration of any denial of your claim for plan benefits.
(e)    Other ERISA Rights. You can protect your rights under ERISA. For example, ERISA gives you the right to file suit in a state or federal court if your claim for benefits under the plan is denied or ignored. You also can file suit in a federal court if you request plan documents and do not receive them within thirty (30) days. In such a case, the court will require the Administrator to give you the plan documents you requested. In some cases, the court could also require the Administrator to pay you up to $110 a day until you receive the requested materials.
If you have any questions about your plan, you should contact the Administrator. If you have any questions about this statement of your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
5.7    Claims Procedures
5.7.1    Claims Normally Not Required. Normally, you do not need to present a formal claim to receive benefits payable under this Plan.

5.7.2    Disputes. If any person (Claimant) believes that benefits are being denied improperly, that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duties, or that the Claimant's legal rights are being violated with respect to the Plan, the Claimant must file a formal claim with the Administrator. This requirement applies to all claims that any Claimant has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Administrator determines, in its sole discretion, that it does not have the power to grant all relief reasonably being sought by the Claimant.
5.7.3    Time for Filing Claims. A formal claim must be filed within 90 days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Administrator in writing consents otherwise.
5.7.4    Arbitration. The Eligible Employees and Company agree that any and all disputes, controversies or claims of any kind or nature, including but not limited to any arising out of or in any related to the interpretation of this Plan or to the employment or separation of an Eligible Employee from the Company that have not been resolved by the Company within 90 days of the filing of a formal claim by the Eligible Employee under Section 5.7.3, shall be submitted to binding arbitration under the auspices and rules of the American Arbitration Association located nearest to where the Eligible Employee resides. Judgment upon an award rendered by the arbitrator may be entered in any competent court having jurisdiction over the dispute. The Eligible Employees and Company agree that arbitration is in lieu of any and all other civil legal proceedings and that all rights to resolve disputes through court or trial by jury are hereby waived. Furthermore, the Company agrees that it will reimburse an Eligible Employee for any legal costs arising from an Arbitration proceeding that results in a favorable outcome for such Eligible Employee.
5.7.5    Procedures. The Administrator has adopted the procedures for considering and adjudicating claims, which it may amend from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements. The right to receive benefits under this Plan is contingent on a Claimant using the prescribed claims procedures to resolve any claim. Therefore, if a Claimant (or his or her successor or assign) seeks to resolve any claim by any means other than the prescribed claims provisions, he or she must repay all benefits received under this Plan and shall not be entitled to any further Plan benefits.

Adopted and Approved
NorthWestern Corporation

By:		April 25, 2024
	Brian B. Bird	Date
Title:	President and Chief Executive Officer

Signature Page
Key Employee Severance Plan